File No. 70-9185

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                            Amendment No. 2 to FORM U-1

                              APPLICATION /DECLARATION
                                     under the
                    PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                        ***

                                Northeast Utilities
                     Western Massachusetts Electric Company
                            Holyoke Water Power Company
                                174 Brush Hill Avenue
                    West Springfield, Massachusetts 01090-0010

                         Northeast Utilities Service Company
                       The Connecticut Light and Power Company
                          Northeast Nuclear Energy Company
                                   107 Selden Street
                              Berlin, Connecticut 06037

                     Public Service Company of New Hampshire
                    North Atlantic Energy Service Corporation
                                 1000 Elm Street
                         Manchester, New Hampshire 03105

(Name of companies filing this statement and address of principal executive offices)

                                      ***

                              Northeast Utilities

               (Name of top registered holding company parent
                         of each applicant or declarant)

                                      ***

                              Robert P. Wax, Esq.
               Senior Vice President, Secretary and General Counsel
                              Northeast Utilities
                              P.O. Box 270
                              Hartford, CT 06141-0270

                    (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices, and communications to:
                              Richard M. Early
                              Senior Counsel
                    Northeast Utilities Service Company
                              P.O. Box 270
                         Hartford, CT 06141-0270

A. Paragraph 14 of Item 2, Fees, Commissions and Expenses, is hereby amended to read as follows:

     14. The estimated fees, commissions, and expenses paid or incurred, or to be paid or incurred, directly or indirectly, in connection with the proposed transactions are specified in Exhibit H.

B.   The following Exhibits are filed with this Amendment No. 2:

     Exhibit F - Opinion of Counsel
     Exhibit H -- Fee Statement

                              SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES
NORTHEAST UTILITIES SERVICE COMPANY
THE CONNECTICUT LIGHT AND POWER COMPANY
HOLYOKE WATER POWER COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
WESTERN MASSACHUSETTS ELECTRIC COMPANY
NORTHEAST NUCLEAR ENERGY COMPANY
NORTH ATLANTIC ENERGY SERVICE CORPORATION

By /s/ Richard M. Early
     Richard M. Early
     Their Attorney
     Dated: April 27, 1998